Filed under Rule 424(b)(2), Registration Statement No. 333-226651

Preliminary Pricing Supplement No. 175 - Dated Monday, September 24, 2018 (To: Prospectus dated August 7, 2018)

CUSIP	Principal	Selling	Gross	Net	Coupon	Coupon	Coupon	Maturity	1st Coupon	1st Coupon	Survivor's	Product
Number	Amount	Price	Concession	Proceeds	Type	Rate	Frequency	Date	Date	Amount	Option	Ranking
02006DQP9	[]	100.00%(0)	1.125%	[]	Fixed	3.800%	Monthly	10/15/2021	11/15/2018	$4.33	Yes	Senior Unsecured Notes
Redemption Information: Callable at 100% on 10/15/2019 and Monthly thereafter with 30 Calendar Days Notice.
02006DQQ7	[]	100.00%(0)	1.700%	[]	Fixed	4.150%	Monthly	10/15/2023	11/15/2018	$4.73	Yes	Senior Unsecured Notes
Redemption Information: Callable at 100% on 10/15/2019 and Monthly thereafter with 30 Calendar Days Notice.

Ally Financial Inc.

Offering Date: Monday, September 24, 2018 through Monday, October 1, 2018

Trade Date: Monday, October 1, 2018 @ 12:00 PM ET

Settle Date: Thursday, October 4, 2018

Minimum Denomination/Increments: $1,000.00/$1,000.00

Initial trades settle flat and clear SDFS: DTC Book Entry only

DTC Number 0235 via RBC Dain Rauscher Inc

Agents: Incapital LLC, Citigroup, RBC Capital Markets, Morgan Stanley, J.P. Morgan

Except for Notes sold to level-fee accounts, Notes offered to the public will be offered at the public offering price set forth in this Pricing Supplement. Selected dealers purchasing Notes on an agency basis for non-level fee client accounts shall purchase Notes at the public offering price. Notes purchased by the selected dealers for their own account may be purchased at the public offering price less the applicable concession. Notes purchased by the selected dealers on behalf of level-fee accounts may be sold to such accounts at the applicable concession to the public offering price, in which case, such selected dealers will not retain any portion of the sales price as compensation.

If the maturity date or an interest payment date for any note is not a business day (as term is defined in prospectus), principal, premium, if any, and interest for that note is paid on the next business day, and no interest will accrue from, and after, the maturity date or interest payment date.

Ally Financial Inc. Ally Financial Term Notes, Series A Prospectus dated August 7, 2018